------                                                                                                  ----------------------------
FORM 4                                                                                                          OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION                 ----------------------------
[ ] Check box if no longer                              WASHINGTON, DC 20549                            OMB Number  3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.....  0.5
                                                                                                        ----------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Martin, Jr.   William           F.       |   Yellow Corporation (yell)                     |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     7/01                |     -----
10990 Roe Avenue                         |   (Voluntary)         |                         |     Senior Vice President and Secretary
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
Overland Park     KS             66211   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   M   |       | 26,250 |  A   |  12.25   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   M   |       | 15,000 |  A   | 17.53125 |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   M   |       |  6,250 |  A   |  15.875  |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   S   |       |  7,500 |  D   |  22.15   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   S   |       |  5,000 |  D   |  22.12   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   S   |       | 15,000 |  D   |  21.50   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   S   |       | 10,000 |  D   |  21.55   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  07/24/2001  |   S   |       | 10,000 |  D   |  21.54   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |     400     |    D     |
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                                      |              |       |       |        |      |          |   1,278.6   |    I     | By ESOP
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Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)

* If the form is filed by more than one reporting person, see
  Instruction  4(b)(v).                                          SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |        12.25|07/24/2001|   M   |    |        |  7,500  |7/18/99| 7/17/06| Stock  |   7,500   |   12.25
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |        12.25|07/24/2001|   M   |    |        | 18,750  |7/18/00| 7/17/06| Stock  |  18,750   |   12.25
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |     17.53125|07/24/2001|   M   |    |        |  5,000  |7/16/99| 7/15/08| Stock  |   5,000   |  17.53125
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |     17.53125|07/24/2001|   M   |    |        |  5,000  |7/16/00| 7/15/08| Stock  |   5,000   |  17.53125
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |     17.53125|07/24/2001|   M   |    |        |  5,000  |7/16/01| 7/15/08| Stock  |   5,000   |  17.53125
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Employee Stock Option  |       15.875|07/24/2001|   M   |    |        |  6,250  |8/31/00| 8/30/09| Stock  |   6,250   |   15.875
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |            D           |
------------------|------------------------|------------------------------
                  |            D           |
------------------|------------------------|------------------------------
                  |            D           |
------------------|------------------------|------------------------------
                  |            D           |
------------------|------------------------|------------------------------
                  |            D           |
------------------|------------------------|------------------------------
                  |            D           |
--------------------------------------------------------------------------
      68,750      |            D           |
--------------------------------------------------------------------------
Explanation of Responses:

                                                                                               William F. Martin Jr.        7/27/01
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                             Page 2
                                                                                                    SEC 1474 (7-96)

                           (Print or Type Responses)